EXHIBIT 10.1

FREESCALE SEMICONDUCTOR

DEFERRED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of                          , 200     (the “Date of Grant”), between Freescale Semiconductor Holdings I, Ltd., a Bermuda limited company (the “Company”), and                          (the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the Freescale Holdings 2006 Management Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Deferred Stock Units provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of Deferred Stock Units. The Company hereby grants (subject to the Participant’s execution of the Investors Agreement) to the Participant, on the terms and conditions hereinafter set forth,              deferred stock units (the “Deferred Stock Units” or “Deferred Stock Unit Award”), which Deferred Stock Units shall entitle the Participant to receive a maximum of                          shares of Common Stock (each a “Share” and collectively, the “Shares”) (or a lesser number of Shares, or no Shares whatsoever), based on the Company’s achievement of the performance goal set forth on Appendix A hereto (the “Performance Goal”), which Appendix A is incorporated by reference herein and made a part hereof, all in accordance with the terms and conditions set forth herein. Shares corresponding to the Deferred Stock Units granted herein are in all events to be delivered to the Participant only after the Participant has become vested in the Deferred Stock Units pursuant to Section 4, below.

2. Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on January 1, 2009 and ending on December 31, 2011.

3. Performance Goal.

(a) Depending upon the extent, if any, to which the Performance Goal has been achieved, and subject to compliance with the requirements of Section 4, the Participant will be entitled to receive, at such time as is determined in accordance with the provisions of Section 5, from 0 to 2.0 (such number, the “Share Delivery Factor”) Shares for each Deferred Stock Unit granted in Section 1 above. The Committee shall, as soon as practicable following the last day of the Performance Period, certify (i) the extent, if any, to which the Performance Goal has been achieved and (ii) the number of whole and/or partial Shares, if any, which, subject to compliance with the requirements of Section 4, the Participant shall be entitled to receive with respect to each Deferred Stock Unit. In the event the Share Delivery Factor equals zero, the Deferred Stock Unit Award shall be cancelled and of no effect following the end of the Performance Period. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

(b) Notwithstanding anything to the contrary contained in this Section 3, in the event of a Change of Control that occurs during the Performance Period, the Performance Period shall be deemed terminated and the Share Delivery Factor shall equal 1.0.

4. Restrictions and Vesting Period.

(a) Restrictions and Transferability. Except as provided in the Investors Agreement, the Deferred Stock Unit Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Deferred Stock Unit Award to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

(b) Vesting Period. The Deferred Stock Units are subject to forfeiture to the Company until they become nonforfeitable in accordance with this Section 4. Except as otherwise provided in this Agreement, the risk of forfeiture will lapse on all outstanding Deferred Stock Units only if the Participant remains employed by the Company on January __, 2013. At any time, the portion of the Deferred Stock Unit Award which has become vested as described in this Agreement is hereinafter referred to as the “Vested Portion”.

(c) Delivery of Shares. Shares of Common Stock shall become deliverable (provided, that such delivery is otherwise in accordance with federal and state securities laws) with respect to the Vested Portion of the Deferred Stock Unit Award upon the earliest to occur of: (i) the Participant’s termination of Employment; (ii) the Participant’s death; (iii) the Participant’s Disability; or (iv) January __, 2013 (or upon such later date as elected by Participant pursuant to the terms and conditions set forth in Appendix B).

(d) No Stockholder Rights. Participant shall have no rights of a stockholder of the Company with respect to the Deferred Stock Units, including, but not limited to, the rights to vote and receive ordinary dividends, until the date of issuance of a stock certificate for such Shares. In the event that the Committee approves an adjustment to the Deferred Stock Unit Award pursuant to Section 7 of the Plan, then in such event, any and all new, substituted or additional securities to which Participant is entitled by reason of the Deferred Stock Unit Award shall be immediately subject to the Restrictions and Vesting Period set forth in Sections 4(a) and (b) above with the same force and effect as the Deferred Stock Unit Award subject to such Restrictions immediately before such event.

5. Termination of Employment.

(a) General. If the Participant’s Employment is terminated for any reason, the Deferred Stock Unit Award shall, to the extent not then vested (after giving effect to the provisions of this Section 5), terminate upon such termination of Employment.

(b) For Cause. The Deferred Stock Unit Award (including any Vested Portion thereof) shall terminate upon the Participant’s termination of Employment for Cause.

(c) Death; Disability; Without Cause. Upon the Participant’s termination of Employment due to death, Disability or by the Company without Cause, in each case on or after December 31, 2011, the Deferred Stock Unit Award shall vest as follows:

•	25% of the Shares, if the Participant’s termination of employment occurs after March 31, 2012 but prior to July 1, 2012;

•	50% of the Shares, if the Participant’s termination of employment occurs after June 30, 2012 but prior to October 1, 2012;

•	75% of the Shares, if the Participant’s termination of employment occurs after September 30, 2012 but prior to January 1, 2013; and,

•	100% of the Shares, if the Participant’s termination of employment occurs after December 31, 2012.

Any portion of the Deferred Stock Unit Award that is not vested after giving effect to the above provisions of this Section 5(c) shall terminate immediately effective as of the termination of the Participant’s Employment.

(d) Forfeiture. Notwithstanding anything herein to the contrary, if the Participant breaches any Restrictive Covenants applicable to the Participant (including, without limitation, the Restrictive Covenants set forth in Appendix C hereto) following termination of the Participant’s Employment by the Participant then (x) any Vested Portion then held by the Participant shall be automatically forfeited, (y) any Shares acquired pursuant to the Deferred Stock Unit Award shall be subject to the call option set forth in Section 6 of the Investors Agreement and (z) any proceeds from the sale of Shares described in preceding clause (y), shall be immediately repaid to the Company.

6. Certain Covenants. The Participant hereby agrees and covenants to perform all of his obligations set forth in Appendix C hereto (which is incorporated by reference hereby) and acknowledges that the Participant’s obligations set forth in Appendix C constitute a material inducement for the Company’s grant of the Deferred Stock Unit Award to the Participant.

7. Share Restrictions, etc. Except as expressly provided herein, the Participant’s rights hereunder and with respect to Shares received with respect to the Vested Portion are subject to the restrictions and other provisions contained in the Investors Agreement. The Deferred Stock Units shall be deemed to be “Restricted Stock Units” for all purposes under the Investors Agreement.

8. No Right to Continued Employment. The granting of the Deferred Stock Unit Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.

9. Legend on Certificates. The certificates representing the Shares received by Participant with respect to the Vested Portion shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

10. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Deferred Stock Unit Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the Deferred Stock Unit Award or any payment or transfer under or with respect to the Deferred Stock Unit Award or the Plan and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

11. Securities Laws. The issuance of any Shares hereunder shall be subject to the Participant making or entering into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws.

12. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

13. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

14. Consent to Jurisdiction. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune of from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

15. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 15 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

16. Deferred Stock Unit Award Subject to Plan and Investors Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, the Investors Agreement and the Offering Memorandum for the Plan. The Deferred Stock Unit Award is subject to the Plan and the Investors Agreement, each as may be amended from time to time, and the terms and provisions of the Plan and the Investors Agreement are hereby incorporated herein by reference. By entering into this Agreement, the Participant hereby authorizes John Torres as the Participant’s attorney-in-fact and delegates full power and authority to Mr. Torres to enter into the Investors Agreement on the Participant’s behalf.

17. Section 409A. It is intended that the terms of this Agreement comply with Section 409A of the Code (“Section 409A”). If it is determined that the terms of this Agreement have been structured in a manner that would result in adverse tax treatment under Section 409A, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment without materially impairing Participant’s economic rights. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of this

Agreement, unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A (a “Separation from Service”). Notwithstanding any provision of the Agreement, if, at the time of a Separation from Service by the Participant, the stock of the Company (or any successor entity) is treated as “publicly traded” under Section 409A(a)(2)(B)(1) of the Code and the Participant is deemed to be a “specified employee” within the meaning of said section, all payments which are subject to Section 409A as deferred compensation and which would otherwise be required to be made upon such Separation from Service shall be made no earlier than the earlier of (i) the first day of the first month commencing at least six (6) months following the Participant’s Separation from Service or (ii) Executive’s date of death.

18. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

FREESCALE SEMICONDUCTOR HOLDINGS I, LTD.

By:
Name: Title:

Agreed and acknowledged as of the date first above written:

Participant

APPENDIX A

Performance Goal

Program will compare Freescale’s three year reported Revenue Growth and EBITDA Growth (both, as calculated by the Committee in its sole discretion) on a percentile scale to a list of peer companies (as determined by the Committee).

If Freescale falls below the 50th percentile on either metric, the Share Delivery Factor will be zero and no Shares be awarded to the participant.

Otherwise, following table applies to determine the Share Delivery Factor:

.

APPENDIX B

DEFERRAL ELECTION FORM

FREESCALE SEMICONDUCTOR HOLDINGS

DEFERRED STOCK UNIT AWARD AGREEMENT

Print Name:

Address:

Telephone Number:	Email:

You must complete this form to defer receipt of Shares with respect to the Vested Portion of your Deferred Stock Unit Award payable to you pursuant to your Deferred Stock Unit Award Agreement dated January         , 2009. Your election must be returned to the Company before January         , 2012.

1.	Elections to Defer: I elect to defer the following:

Deferred Stock Units:

☐	I elect to defer % of Deferred Stock Units (will be rounded up to the nearest whole number of units)

2.	Form of Payment: I elect to have all amounts deferred pursuant to this Election Form paid as:

☐	A Lump Sum Payment payable on the earliest to occur of: (i) my termination of Employment; (ii) my death; (iii) my Disability; or (iv) January , 2018.

The Vested Portion of Deferred Stock Units will be paid in shares of Company Stock.

Acknowledgment, Consent, and Acceptance: I acknowledge and understand that my deferral election is irrevocable and that, to be effective, this form must be completed and returned to the Company on or before October 14, 2012.

Signature of Executive:	Date: , 20__

Acceptance:	Date: , 20__

RETURN THIS FORM TO [            ]

FAX: [            ]

APPENDIX C

Restrictive Covenants.

(a)	Confidential Information. The Participant shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Participant obtains during the Participant’s Employment that is not public knowledge (other than as a result of the Participant’s violation of this Section (a)) (“Confidential Information”). The Participant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Participant’s Employment, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Participant performing his duties and responsibilities with the Affiliated Group. Notwithstanding the foregoing provisions, if the Participant is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Participant shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Participant shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Participant is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Participant shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of Employment for any reason, the Participant shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Participant uses, prepares or comes into contact with during the course of the Participant’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The Participant agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with its senior executives.

(b)	Work Product and Inventions. The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Participant (alone or jointly with others) during the Participant’s Employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Participant shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Participant has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Participant has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

(c)	Non-Recruitment of Affiliated Group Employees. The Participant shall not, at any time during the Nonsolicitation Restricted Period (as defined below), without the prior written consent of the Affiliated Group, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the Nonsolicitation Restricted Period, the Participant shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Participant is a part will not constitute solicitation or recruitment. The “Nonsolicitation Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the Participant’s termination of Employment.

(d)

Non-Competition – Solicitation of Business. During the Noncompetition Restricted Period (as defined below), the Participant shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Affiliated Group as of the date of termination (or any significant business that is being actively pursued as of the date of termination by the Affiliated Group). The “Noncompetition Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the date of termination of the Participant’s Employment.

(e)	Assistance. The Participant agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Participant will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Participant’s Employment or the period of the Participant’s Employment by the Affiliated Group. The Participant agrees, unless precluded by law, to promptly inform the Company if the Participant is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Participant also agrees, unless precluded by law, to promptly inform the Company if the Participant is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Participant for all of the Participant’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Participant’s service. In addition, the Participant agrees to provide such services as are reasonably requested by the Company to assist any successor to the Participant in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section (e) shall be at mutually agreed to and convenient times.

(f)	Remedies. The Participant acknowledges and agrees that the terms of this Appendix C: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Participant further acknowledges and agrees that the Participant’s breach of the provisions of this Appendix C will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Participant consents and agrees that the forfeiture provisions contained in the Plan, the Agreement and the Investors Agreement, are reasonable remedies in the event the Participant commits any such breach or threatens to commit any breach and such forfeiture shall be the Affiliated Group’s sole remedy with respect to such breach or threatened breach. If any of the provisions of this Appendix C are determined to be wholly or partially unenforceable, the Participant hereby agrees that Appendix C or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Appendix C are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.